MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
         PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Ecoland International, Inc. (A Development Stage Company) of our report dated August 29, 2008 on our audit of the financial statements of Ecoland International, Inc. (A Development Stage Company) as of May 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended May 31, 2008 and May 31, 2007, from inception on May 31, 1997 through May 31, 2008 and from inception on May 3, 2007 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 15, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501